EXHIBIT 11

CALL OPTION AGREEMENT

This Call Option Agreement is made and entered into as of 6 November, 2007, between:

(1)                                  Telefonica S.A. a company organized and existing under the laws of Spain, with registered office at 28013, Madrid, Gran Via no. 28, Spain (hereinafter, “TE”);

and

(2)                                  Telco S.p.A., a company organized and existing under the laws of Italy, with registered office at Galleria del Corso n. 2 Milan, (hereinafter, “Telco” and jointly with TE the “Parties”).

WHEREAS

(a)                                  On April 28, 2007, TE, Assicurazioni Generali S.p.A. (hereinafter, “AG”), Sintonia, S.A. (hereinafter, “SI”), Intesa SanPaolo S.p.A. (hereinafter, “IS”) and Mediobanca S.p.A. (hereinafter, “MB”) entered into a co-investment agreement (hereinafter, the “Co-investment Agreement”) to establish inter alia the terms and conditions for (i) their participation into Centotrenta 4/6 S.r.l., an Italian company with registered office at Galleria del Corso 2, Milan, Italy, fiscal code n. 05277610969, subsequently transformed (and renamed) into Telco, (ii) the presentation by the parties to the Co-investment Agreement, also on behalf of Telco, of an offer (hereinafter, the “Offer”) for the acquisition by Telco from Pirelli&Co. S.p.A. (“PC”), Sintonia S.p.A. and SI (together, “Sintonia”) of 100% of the share capital of Olimpia S.p.A. (hereinafter “O”), which in turn holds 17.99% of the ordinary share capital of Telecom Italia S.p.A. (hereinafter “TI”), and (iii) the contribution in kind by MB and AG of their respective holdings in TI comprising a total of 5.6% of the ordinary share capital of TI;

(b)                                 On April 28, 2007, TE, AG, SI, IS and MB, entered into a shareholders’ agreement to establish (i) the corporate governance of Telco, (ii) the corporate governance of O, (iii) the appointment of directors in TI and (iv) the transfer of the Telco’s shares and the transfer of the O and TI shares directly or indirectly owned by Telco (the “Shareholders’ Agreement”);

(c)                                  On May 4, 2007, TE, AG, SI, IS and MB, on one side, PC and Sintonia on the other side, entered into a stock purchase agreement (hereinafter, the “SPA”) for the acquisition through Telco of 100% of the share capital of O, which in turn holds a stake of 17.99% of the ordinary share capital of TI (hereinafter, the “Acquisition”);

(d)                                 Pursuant to Clause 8.5(a) of the Shareholders’ Agreement, in the event that a decision to dispose, directly or indirectly in any form or manner - including through measures with equivalent effect, such as mergers or de-mergers of Telco or O - or encumber TI shares or O shares or any rights attached thereto

(including but not limited to voting rights) is taken by the Board of Directors of Telco with a simple majority resolution as provided for by Clause 1.2(bb) of the Shareholders’ Agreement and TE is a Dissenting Shareholder, then TE shall have the option, at its exclusive discretion, to buy from Telco or O (as the case may be) the O or TI shares at the same price and conditions offered by the third party offering to acquire such TI or O shares (the “Call Option”), in which case the parties to the Shareholders Agreement shall be bound to cause Telco or O (as the case may be) to sell the relevant O or TI shares to TE pursuant to the Call Option;

(e)                                  Clause 8.5(a) of the Shareholders’ Agreement also provides that, as soon as possible following closing of the Acquisition, the parties to the Shareholders’ Agreement shall cause Telco and O to enter into a call option agreement with TE under terms and conditions referred to in Clause 8.5(a) of the Shareholders Agreement;

(f)                                    On 25 October, 2007 closing of the Acquisition has taken place and, therefore, the Parties now intend to implement the execution of this call option agreement (the “Call Option Agreement”) in compliance with the relevant provisions of the Shareholders Agreement.

NOW, THEREFORE the Parties hereto agree as follows:

ARTICLE I

1.                                       DEFINITIONS

1.1                                 Unless differently stated herein, terms in capital letters used in this Call Option Agreement shall have the same meaning as defined in the Co-Investment Agreement, the Shareholders’ Agreement and the SPA, as the case may be.

1.2                                 For the purposes of this Call Option Agreement, the term “Business Day” means any day other than Saturdays or Sundays or any other day which is a legal holiday in Italy or in Spain or a day in which banking institutions in Milan or in Madrid are authorized to be closed.

ARTICLE II

2.                                       CALL OPTION ON OLIMPIA SHARES

2.1                                 Grant of Call Option. Subject to the terms and conditions of this Call Option Agreement, Telco hereby irrevocably and unconditionally grants to TE the right to purchase from Telco the Olimpia Shares (as defined below) and, provided that the Call Option is exercised in accordance with the terms and conditions of this Call Option Agreement, Telco irrevocably and unconditionally agrees to transfer the Olimpia Shares for the Olimpia Purchase Price (as defined below) pursuant to the terms set forth in this Article II.

2.2                                 Consideration. The Call Option is hereby granted to TE by Telco in consideration of the investment commitment in Telco undertaken by TE pursuant to the Co-Investment Agreement and taking into account the overall balance of the economic interests existing between all parties to the Co-Investment Agreement and the Shareholders Agreement. Accordingly, TE and Telco hereby acknowledge and agree that the Call Option on Olimpia Shares shall be deemed to be onerous and not gratuitous.

2.3                                 Object of the Call Option. Object of the Call Option shall be the number of O shares (or the relevant rights attaching thereto) which the Board of Directors of Telco will have resolved to dispose or encumber, as specified in the relevant Telco’s Board of Directors resolution adopted pursuant to paragraph 1.2 (bb) of the Shareholders’ Agreement, (the “Olimpia Shares” and such relevant Telco’s Board of Directors resolution, the “Relevant Telco’s Board of Directors Resolution”).

2.4                                 Purchase Price. Subject to the exercise of the Call Option, the purchase price to be paid upon Olimpia Closing (as defined below) by TE to Telco as consideration for the Olimpia Shares in the event of any transaction which involves a cash purchase price shall be equal to the price indicated in the Relevant Telco’s Board of Directors Resolution (the “Olimpia Purchase Price”).

In the event of any transaction which involves a non-cash consideration, Telco Directors, on or before the Telco’s Board of Directors called pursuant to paragraph 1.1(c) of the Shareholder’s Agreement, shall determine and unanimously agree in writing on the Olimpia Purchase Price (to be determined as equivalent cash value of such transaction). In the event Telco Directors do not reach an agreement on the Olimpia Purchase Price on or before the Telco’s Board of Directors called to resolve upon the transaction pursuant to paragraph 1.1 (c) of the Shareholders’ Agreement (the “First Telco’s Board of Directors”), the Olimpia Purchase Price shall be determined - based on valuation principles generally accepted for transactions similar for size and nature - pursuant to Article 1349, first paragraph, of the Italian Civil Code, by a first tier International Investment Bank (the “Arbitrator”) to be appointed jointly by TE and Telco’ shareholders or, lacking an agreement within 3 days from the First Telco’s Board of Directors, by the Chairman of the Tribunal of Milan (in which case, following the referred term of 3 days, any of the parties, any of the Telco’ shareholders or TE, will be entitled to request such appointment from the Chairman of the Tribunal of Milan). The Parties agree that the Arbitrator shall determine the Olimpia Purchase Price within 5 Business Days from its appointment, based on the criteria indicated above.

The Parties agree that the appointment of the Arbitrator for the determination of the Olimpia Purchase Price shall not prejudice the possibility and efforts of the Telco Directors to reach an agreement also after the First Telco’s Board of Directors up until the date of the Telco’s Board of Directors pursuant to paragraph 1.2 (bb) of the Shareholders’ Agreement which, in any case, shall not be called to resolve on the acceptance of the non-cash offer without a prior determination of the equivalent cash value, which will be the Olimpia Purchase Price.

In the event of any transaction which involves the formation of an encumbrance, except as provided for in section 2.5 below, Telco Directors, prior to the Telco’s Board of Directors called pursuant to paragraph 1.1(c) of the Shareholder’s Agreement, shall determine and unanimously agree in writing on the Olimpia Purchase Price. In the event Telco Directors do not reach an agreement on the Olimpia Purchase Price on or before the First Telco’s Board of Directors, the Olimpia Purchase Price shall be determined - based on valuation principles generally accepted for transactions similar for size and nature - pursuant to Article 1349, first paragraph, of the Italian Civil Code, by the Arbitrator to be appointed jointly by TE and Telco’ shareholders or, lacking an agreement within 3 days from the First Telco’s Board of Directors, by the Chairman of the Tribunal of Milan (in which case, following the referred term of 3 days, any of the parties, any of the Telco’ shareholders or TE, will be entitled to request such appointment from the Chairman of the Tribunal of Milan). The Parties agree that the Arbitrator shall determine the Olimpia Purchase Price within 5 Business Days from its appointment, based on the criteria indicated above.

The Parties agree that the appointment of the Arbitrator for the determination of the Olimpia Purchase Price shall not prejudice the possibility and efforts of the Telco Directors to reach an agreement also after the First Telco’s Board of Directors up until the date of the Telco’s Board of Directors pursuant to paragraph 1.2 (bb) of the Shareholders’ Agreement which, in any case, shall not be called to resolve upon any encumbrance without a prior determination of the Olimpia Purchase Price.

2.5                                 Exercise of the Call Option

2.5.1                        The Call Option on the Olimpia Shares shall become exercisable by TE upon verification of the following conditions:

(i)                                     the Board of Directors of Telco having resolved in the Relevant Telco’s Board of Directors Resolution to dispose, directly or indirectly in any form of manner (including through measures with equivalent effect, such as mergers or demergers of Telco), or encumber, O shares or any rights attached thereto (including, but not limited to, voting rights), pursuant to Clause 1.2(bb) of the Shareholders Agreement; and

(ii)                                  TE being a Dissenting Shareholder pursuant to Clause 1.2(cc) of the Shareholders Agreement.

2.5.2                        It is hereby understood and agreed that the Call Option shall not be exercisable in the following events:

(i)                                     the merger between Telco and O which may take place pursuant to Clause 1.1(d)(A) of the Shareholders’ Agreement; and

(ii)                                  any encumbrance or pledge without voting rights which may be required by the lenders in connection with the refinancing of Telco or O, to the extent that the refinancing documents contains provisions, to be agreed and resolved beforehand by Telco’s Board of Directors with the majority provided for by Clause 1.1(c) of the Shareholders Agreement, which reasonably protects the rights of TE to acquire the O shares in the event that the enforcement of the encumbrance or the pledge is triggered.

Without prejudice to Article 2.10 below, following the exercise of the Call Option and upon payment of the Olimpia Purchase Price, TE will become the owner of the Olimpia Shares. Any further actions or steps to be taken following the exercise of the Call Option and the granting of any applicable regulatory and/or antitrust authorisation will be deemed to be merely performance of the obligations to deliver to TE the Olimpia Shares, it being understood that the performance of the aforementioned actions and steps and the fulfilment of the aforementioned obligation will not affect the effectiveness of the transfer which will be deemed to have occurred following the exercise of the Call Option and upon granting of any applicable regulatory and/or antitrust authorisation.

2.6                                 Time of Exercise TE shall have the right to exercise the Call Option within thirty days following the date of the conditions under Article 2.5.1 above have occurred.

2.7                                 Notice of Exercise. The Call Option shall be exercised in writing by means of a notice to be sent to the Chairman of the Board of Directors of Telco, including written confirmation that TE has no actual knowledge of any fact or condition such to determine the prohibition of the Olimpia Closing pursuant to Article 2.10 below which cannot be remedied within the 180 days term provided under the same Article 2.10 below.

2.8                                 Escrow deposit. Immediately upon receipt of the Call Option notice (i) the Olimpia Shares shall be deposited in escrow with a fiduciary company or otherwise, in any case to secure the delivery of the Olimpia Shares, and (ii) subject to deposit in escrow of the full Olimpia Purchase Price, the voting rights thereon shall be exercised in accordance with TE instructions, to the extent permitted by law.

2.9                                 Closing.

2.9.1                        Subject to the exercise of the Call Option, the completion of the acquisition of the Olimpia Shares by TE (“Olimpia Closing”) shall take place within 15 Business Days following:

(a)                                  the relevant written request sent by TE to the Chairman of the Telco Board of Directors, or

(b)                                 if the transaction is subject to any antitrust and/or regulatory authorisation (and subject to Clause 2.10 below), the earlier of (i) the obtaining of such authorisations, or (ii) 180 days from the exercise of the Call Option, or the longer maximum term provided for in the third party proposal triggering the exercise of the Call Option.

2.9.2                        At the Olimpia Closing:

(a)                                  TE shall pay to Telco the Olimpia Purchase Price, as well as any applicable stamp duty, transfer charges and notary expenses;

(b)                                 Telco shall meet before the public notary that will be indicated by TE and shall duly endorse in favour of TE and deliver to TE the certificates representing the Olimpia Shares free and clear from any lien, option, charge, or encumbrances of any kind, and a copy of the relevant page of the relevant shareholders’ book containing the annotation attesting that TE has been registered therein as the owner and the holder of the Olimpia Shares;

(c)                                  Telco shall execute and deliver all other documents and instruments required to be executed or delivered before or at Olimpia Closing, in order to perfect the delivery of the Olimpia Shares to TE.

2.9.3                        It is hereby understood and agreed that TE shall be entitled to appoint any company controlled or controlling pursuant to Article 2359, first paragraph, n. 1, of the Italian Civil Code to close the transaction exercising the above mentioned rights and perform the above mentioned obligations at the Olimpia Closing, provided that TE shall remain responsible toward Telco of the full compliance by such person or entity of the Olimpia Closing pursuant to this Clause 2.9.

2.10                           Authorizations. If the Olimpia Closing requires any antitrust and/or regulatory authorisation, TE shall prepare and submit to the competent authorities the relevant filing as soon as reasonably possible and the Parties shall cooperate in good faith to obtain such authorisations. In such event - unless more favourable conditions and/or terms are provided for in the transaction triggering the exercise of the Call Option, in which case TE may opt (at its own unquestionable discretion) to match and benefit of the same conditions and/or terms of such transaction - if, within 180 days from the exercise of the Call Option:

2.10.1                  TE is not formally prohibited to proceed with the Olimpia Closing and obtains the necessary EU Commission and/or EU Member State antitrust authorities’ authorisations, then TE will have to acquire the Olimpia Shares in accordance with Section 2.9, irrespective of whether one or more authorisations are still pending or have been granted subject to conditions (including conditions imposed by EU Commission and/or EU Member State antitrust authority), provided however that if a decision of the EU Commission or any EU Member State antitrust authority is not obtained, then the Olimpia Closing shall not occur and no Party shall have any liability for or in connection with such circumstances and within the following six month period Telco shall be free to execute an agreement with the original potential buyer or with any other party for the disposal of the relevant Olimpia Shares under the terms and conditions included in the Relevant Telco’s Board of Directors Resolution (provided that a consideration that is higher than the Olimpia Purchase Price shall always be admitted with no reserves or further need of approval).

2.10.2                  Any competent authority has prohibited TE to proceed with the Olimpia Closing, then:

(a)                                  the relevant Olimpia Closing shall not occur and no Party shall have any liability for or in connection with such circumstances and, within the following six month period, Telco shall be free to execute an agreement with the original potential buyer or with any other party for the disposal of the relevant Olimpia Shares under the terms and conditions included in the Relevant Telco’s Board of Directors Resolution, (provided that a consideration that is higher than the Olimpia Purchase Price shall always be admitted with no reserves or further need of approval), and

(b)                                 in the event Telco receives, at any time, any other unsolicited offer for the acquisition of Olimpia Shares and a new Relevant Telco’s Board of Directors Resolution is passed, then TE will only be entitled to exercise the Call Option on the Olimpia Shares to the extent it gives evidence, trough a legal opinion of a primary law firm, that all reasons that motivated the prohibition have been removed. Provided that, if, once again, any competent authority prohibits, also for reasons other than those that have motivated the first prohibition, TE to proceed with the Olimpia Closing, then the Olimpia Closing shall occur in accordance with section 2.9, provided further that in this case TE will be entitled to appoint any person or entity to close the transaction exercising the rights and performing the obligations referred to in Section 2.9 above at the Olimpia Closing and provided further that TE shall remain responsible toward Telco of the full compliance by such person or entity of the Olimpia Closing.

ARTICLE III

3.                                       CALL OPTION ON TI SHARES

3.1                                 Grant of Call Option. Subject to the terms and conditions of this Call Option Agreement, Telco and O hereby irrevocably and unconditionally grant to TE the right to purchase from Telco and/or O (as the case may be) the TI Shares (as defined below) and, provided that the Call Option is exercised in accordance with the terms and conditions of this Call Option Agreement, Telco and O irrevocably and unconditionally agree to transfer the TI Shares for the TI Purchase Price (as defined below) pursuant to the terms set forth in this Article III.

3.2                                 Consideration. The Call Option is hereby granted to TE by Telco and O in consideration of the investment commitment in Telco and O undertaken by TE pursuant to the Co-Investment Agreement and taking into account the overall balance of the economic interests existing between all parties to the Co-Investment Agreement and the Shareholders Agreement. Accordingly, TE, Telco and O hereby acknowledge and agree that the Call Option on TI Shares shall be deemed to be onerous and not gratuitous.

3.3                                 Object of the Call Option. Object of the Call Option shall be the number of TI shares (or the relevant rights attaching thereto) which the Board of Directors of Telco and/or the Board of Directors of O will have resolved to dispose or encumber, as specified in the relevant Board of Directors resolution

(the “TI Shares” and such relevant Telco/O’s Board of Directors resolution, the “Relevant Telco/O’s Board of Directors Resolution”).

3.4                                 Purchase Price. Subject to the exercise of the Call Option, the purchase price to be paid upon TI Closing (as defined below) by TE to Telco or O, as the case may be, as consideration for the TI Shares in the event of any transaction which involves a cash purchase price, shall be equal to the price indicated in the Relevant Telco/O’s Board of Directors Resolution (the “TI Purchase Price”).

In the event of any transaction which involves a non-cash consideration, Telco and/or O Directors (as the case may be), on or before the Telco/O’s Board of Directors called pursuant to paragraph 1.1(c) of the Shareholder’s Agreement, shall determine and unanimously agree in writing on the TI Purchase Price (to be determined as equivalent cash value of such transaction). In the event Telco/O’s Directors do not reach an agreement on the TI Purchase Price on or before the Telco/O’s Board of Directors called to resolve upon the transaction pursuant to paragraph 1.1 (c) of the Shareholders’ Agreement (the “First Telco/O’s Board of Directors”), the TI Purchase Price shall be determined - based on valuation principles generally accepted for transactions similar for size and nature - pursuant to Article 1349, first paragraph, of the Italian Civil Code, by the Arbitrator to be appointed jointly by TE and Telco/O’ shareholders or, lacking an agreement within 3 days from the First Telco/O’s Board of Directors, by the Chairman of the Tribunal of Milan (in which case, following the referred term of 3 days, any of the parties, any of Telco/O’ shareholders or TE, will be entitled to request such appointment from the Chairman of the Tribunal of Milan). The Parties agree that the Arbitrator shall determine the TI Purchase Price within 5 Business Days from its appointment, based on the criteria indicated above.

The Parties agree that the appointment of the Arbitrator for the determination of the TI Purchase Price shall not prejudice the possibility and efforts of the Telco/O’s Directors to reach an agreement also after the First Telco/O’s Board of Directors up until the date of the Telco/O’s Board of Directors pursuant to paragraph 1.2 (bb) of the Shareholders’ Agreement which, in any case, shall not be called to resolve on the acceptance of the non-cash offer without a prior determination of the equivalent cash value, which will be the TI Purchase Price.

In the event of any transaction which involves the formation of an encumbrance, except as provided for in section 3.5 below, Telco or O Directors (as the case may be), prior to the Telco/O’s Board of Directors called pursuant to paragraph 1.1(c) of the Shareholder’s Agreement, shall determine and unanimously agree in writing on the TI Purchase Price. In the event Telco/O’s Directors do not reach an agreement on the TI Purchase Price on or before the First Telco/O’s Board of Directors, the TI Purchase Price shall be determined - based on valuation principles generally accepted for transactions similar for size and nature - pursuant to Article 1349, first paragraph, of the Italian Civil Code, by the Arbitrator to be appointed jointly by TE and Telco/O’ shareholders or, lacking an agreement within 3 days from the First Telco/O’s

Board of Directors, by the Chairman of the Tribunal of Milan (in which case, following the referred term of 3 days, any of the parties, any of Telco/O’ shareholders or TE, will be entitled to request such appointment from the Chairman of the Tribunal of Milan). The Parties agree that the Arbitrator shall determine the TI Purchase Price within 5 Business Days from its appointment, based on the criteria indicated above.

The Parties agree that the appointment of the Arbitrator for the determination of the TI Purchase Price shall not prejudice the possibility and efforts of the Telco/O’s Directors to reach an agreement also after the First Telco/O’s Board of Directors up until the date of the Telco/O’s Board of Directors pursuant to paragraph 1.2 (bb) of the Shareholders’ Agreement which, in any case, shall not be called to resolve upon any encumbrance without a prior determination of the TI Purchase Price.

3.5                                 Exercise of the Call Option

3.5.1                        The Call Option on the TI Shares shall become exercisable by TE upon verification of the following conditions:

(a)                                  the Board of Directors of Telco and/or O having resolved in the Relevant Telco’s Board of Directors Resolution to dispose, directly or indirectly in any form of manner (including through measures with equivalent effect, such as mergers or demergers of Telco) or encumber TI shares or any rights attached thereto (including but not limited to voting rights), pursuant to Clause 1.2(bb) of the Shareholders Agreement; and

(b)                                 TE being a Dissenting Shareholder pursuant to Clause 1.2(cc) of the Shareholders Agreement.

3.5.2                        It is hereby understood and agreed that the Call Option shall not be exercisable in the following events:

(i)                                     the merger between Telco and O which may take place pursuant to Clause 1.1(d)(A) of the Shareholders’ Agreement;

(ii)                                  any encumbrance or pledge without voting rights which may be required by the lenders in connection with the refinancing of Telco or O, to the extent that the refinancing documents contains provisions, to be agreed and resolved beforehand by Telco or O Board of Directors, as the case may be, with the majority provided for by Clause 1.1(c) of the Shareholders Agreement, which reasonably protects the rights of TE to acquire the TI shares in the event that the enforcement of the encumbrance or the pledge is triggered;

(iii)                               following the decision of the Telco/O’s Board of Directors to tender the TI shares in the context of a public tender offer, in which case Clause 28 of the Telco’s by-laws shall apply.

Without prejudice to Article 3.10 below, following the exercise of the Call Option and upon payment of the TI Purchase Price, TE will become the owner of the TI Shares. Any further actions or steps to be taken following the exercise of the Call Option and the granting of any applicable regulatory and/or antitrust authorisation will be deemed to be merely performance of the obligations to deliver to TE the TI Shares, being it understood that the performance of the aforementioned actions and steps and the fulfilment of the aforementioned obligation will not affect the effectiveness of the transfer which will be deemed to have occurred following the exercise of the Call Option and upon granting of any applicable regulatory and/or antitrust authorisation.

3.6                                 Time of Exercise TE shall have the right to exercise the Call Option within thirty days following the date of the conditions under Article 3.5.1 above have occurred.

3.7                                 Notice of Exercise. The Call Option shall be exercised in writing by means of a notice to be sent to the Chairman of the Board of Directors of Telco or O, as the case may be, including written confirmation that TE has no actual knowledge of any fact or condition such to determine the prohibition of the TI Closing pursuant to Article 3.10 below, which can not be remedied within the term provided under the same Article 3.10 below.

3.8                                 Escrow deposit. Immediately upon receipt of the Call Option notice (i) the TI Shares shall be deposited in escrow with a fiduciary company or otherwise, in any case to secure the delivery of the TI Shares, and (ii) subject to deposit in escrow of the full TI Purchase Price, the voting rights thereon shall be exercised in accordance with TE instructions, to the extent permitted by law.

3.9                                 Closing.

3.9.1                        Subject to the exercise of the Call Option, the completion of the acquisition of the TI Shares by TE (“TI Closing”) shall take place within 15 Business Days following:

(a)                                  the relevant written request sent by TE to the Chairman of the relevant Board of Directors, or

(b)                                 if the transaction is subject to any antitrust and/or regulatory authorisation (and subject to Clause 3.10 below), the earlier of (i) the obtaining of such authorisations, or (ii) 180 days from the exercise of the Call Option, or the longer maximum term provided for in the third party proposal triggering the exercise of the Call Option.

3.9.2                        At the TI Closing:

(a)                                  TE shall pay to Telco and/or O, as the case may be, the TI Purchase Price, as well as any applicable stamp duty and transfer charges;

(b)                                 Telco and/or O, as the case may be, shall deliver the TI Shares to TE, by irrevocably instructing an approved intermediary to credit the TI Shares in dematerialised form in the account which shall be indicated by TE in due advance, free and clear from any lien, option, charge, or encumbrances of any kind;

(c)                                  Telco and/or O, as the case may be, shall perform any other action required to be performed before or at the TI Closing in order to perfect the acquisition of the TI Shares by TE.

3.9.3                        It is hereby understood and agreed that TE shall be entitled to appoint any company controlled or controlling pursuant to Article 2359, first paragraph, n. 1, of the Italian Civil Code to close the transaction exercising the above mentioned rights and perform the above mentioned obligations at the TI Closing, provided that TE shall remain responsible toward Telco and/or O of the full compliance by such person or entity of the TI Closing pursuant to this Clause 3.9.

3.10                           Authorizations. If the TI Closing requires any antitrust and/or regulatory authorisation, TE shall prepare and submit to the competent authorities the relevant filing as soon as reasonably possible and the Parties shall cooperate in good faith to obtain such authorisations. In such event - unless more favourable conditions and/or terms are provided for in the transaction triggering the exercise of the Call Option, in which case TE may opt (at its own unquestionable discretion) to match and benefit of the same conditions and/or terms of such transaction - if, within 180 days from the exercise of the Call Option:

3.10.1                  TE is not formally prohibited to proceed with the TI Closing and obtains the necessary EU Commission and/or EU Member State antitrust authorities’ authorisations, then TE will have to acquire the TI Shares in accordance with Section 3.9, irrespective of whether one or more authorisations are still pending or have been granted subject to conditions (including conditions imposed by EU Commission and/or EU Member State antitrust authority), provided however that if a decision of the EU Commission or any EU Member State antitrust authority is not obtained, then the TI Closing shall not occur and no Party shall have any liability for or in connection with such circumstances and within the following six month period Telco and/or O, as the case may be, shall be free to execute an agreement with the original potential buyer or with any other party for the disposal of the relevant TI Shares under the terms and conditions included in the Relevant Telco/O’s Board of Directors Resolution (provided that a consideration that is higher than the TI Purchase Price shall always be admitted with no reserves or further need of approval).

3.10.2                  Any competent authority has prohibited TE to proceed with the TI Closing, then:

(i)                                     the relevant TI Closing shall not occur and no Party shall have any liability for or in connection with such circumstances and, within the following six month period, Telco and/or O, as the case may be, shall be free to execute an agreement with the original potential buyer or with any other party for the disposal of the relevant TI Shares under the terms and conditions included in the Relevant Telco/O’s Board of Directors Resolution, (provided that a consideration that is higher than the TI Purchase Price shall always be admitted with no reserves or further need of approval) and

(ii)                                  in the event Telco and/or O, as the case may be, receives, at any time, any other unsolicited offer for the acquisition of TI Shares and a new Relevant Telco/O’s Board of Directors Resolution is passed, then TE will only be entitled to exercise the Call Option on the TI Shares to the extent it gives evidence, trough a legal opinion of a primary law firm, that all reasons that motivated the prohibition have been removed. Provided that, if, once again, any competent authority prohibits, also for reasons other than those that have motivated the first prohibition, TE to proceed with the TI Closing, then the TI Closing shall occur in accordance with section 3.9, provided further that in this case TE will be entitled to appoint any person or entity to close the transaction exercising the rights and performing the obligations referred to in Section 3.9 above at the TI Closing and provided further that TE shall remain responsible toward Telco and/or O, as the case may be, of the full compliance by such person or entity of the TI Closing.

ARTICLE IV

4.                                       MISCELLANEOUS

4.1                                 Duration. This Call Option Agreement shall commence on the date hereof, and shall expire on the Expiry Date of the Shareholders Agreement.

4.2                                 Governing Law/Exclusive Jurisdiction. This Call Option Agreement shall be governed by, and interpreted in accordance with, the laws of the Republic of Italy. Any disputes arising out of or in connection with this Call Option Agreement shall be submitted by the Parties to arbitration. The venue of the arbitration shall be Milan. The arbitration shall be conducted in the English language and in accordance with ICC Rules.

4.3                                 Notices. Any notices or other communication required or permitted to be given under this Call Option Agreement shall be in writing and shall be delivered in person, transmitted by fax, or sent by international courier or registered mail, charges prepaid, addressed as follows:

4.3.1                                                                        If to TE, at:

Gran Via n. 38, Planta 9,

28013, Madrid, Spain

To the attention of: the Group General Counsel (Ramiro Sanchez de Lerin-Ovies),

Ph: + 34 91 584 0207

Fax: + 34 91 531 3206

E-mail: secretaria.general@telefonica.es

4.3.2                                                                        If to Telco, at:

Galleria del Corso 2

20100 Milan, Italy

To the attention of the Chairman

4.3.3                                                                        If to O, at:

Viale Sarca 222

20100 Milan, Italy

To the attention of the Chairman

4.4                                 Extraordinary transactions affecting O or TI. In the event of any extraordinary transaction involving TI or O, such as mergers, de-mergers, liquidations, or other transactions affecting the share capital of TI or O:

4.4.1                        any rights of TE under this Call Option Agreement shall apply to, mutatis mutandis, and be binding on, (i) the successors and assignees of the rights and obligations of TI and/or O as a result of the relevant extraordinary transaction (as the case may be), and (ii) the shares or other financial instruments issued in exchange or conversion of the TI Shares and the O Shares (as the case may be); and

4.4.2                        as soon as possible after execution of the relevant extraordinary transaction, the Parties shall sign an amendment and restatement of this Call Option Agreement reflecting the appropriate changes as result of the relevant extraordinary transaction.

4.5                                 Expenses. TE, Telco and O shall each bear their own expenses, costs and fees in connection with the preparation and execution of this Call Option Agreement, provided that (i) the fees of the first tier international investment bank referred to in last paragraph of Clauses 2.4 and 3.4 above shall be equally shared by TE, on one side, and the other parties, on the other side and (ii) the costs for any relevant antitrust and regulatory filing and procedure as well as for the completion of the transfer to TE of the Olimpia Shares or the TI Shares, as the case may be, shall be borne by TE.

4.6                                 Assignment. This Call Option Agreement and the rights, interest or obligations hereunder shall not be assigned by one Party without the prior written consent of the other Parties.

4.7                                 Integration. Without prejudice of the contents of the Co-Investment Agreement, the Shareholders Agreement - as subsequently amended - and the SPA, this Call Option Agreement constitutes the entire agreement of the Parties and supersedes all prior agreements and understandings, both written and oral, of the Parties with respect to the subject matter hereof.

4.8                                 Amendments and Waivers. No amendment or waiver of any provision of this Call Option Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this Call Option Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

4.9                                 Deed of Adherence. In the event that a third party would become a new shareholder of Telco or O, the Parties hereby undertakes to include as a condition precedent the execution of a deed of adherence of such third party to this Call Option Agreement.

4.10                           Counterparts. This Call Option Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

ARTICLE V

5.                                       OLIMPIA ADHERENCE

Telco hereby undertakes, in its position of controlling shareholder of O, to cause O to adhere to this Call Option Agreement within 30 days from its execution.

IN WITNESS WHEREOF, the Parties have caused this Call Option Agreement to be executed by officers duly authorised thereunto as of the date first above written.

Milan, 6 November, 2007

Telefonica S.A.

BY

TITLE :

Telco S.p.A.

BY

Title :